Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-149230 and 333-149231) pertaining to the 2000 Stock Incentive Plan, 2002 Stock Plan, as amended, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan of ArcSight, Inc. of our report dated July 17, 2008, with respect to the consolidated financial statements of ArcSight, Inc. included in this Annual Report (Form 10-K) for the year ended April 30, 2008.
/s/Ernst & Young LLP

San Jose, California
July 17, 2008